AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, effective as of May 23, 2019, to the Fund Accounting Servicing Agreement, dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the series of the Company to add a new Fund; and

WHEREAS, Section 13 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend and restate Exhibit E of the Agreement for the purposes of adding the Campbell Advantage Fund to the Agreement. Exhibit E of the Agreement is hereby replaced with the Amended Exhibit E attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE RBB FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Salvatore Faia	By:	/s/ Anita M. Zagrodnik

Printed Name:	Salvatore Faia	Printed Name:	Anita M. Zagrodnik
Title:	President	Title:	Senior VP 5/23/19

Amended Exhibit E to the Fund Accounting Servicing Agreement – The RBB Fund, Inc.

Fund Names

Funds with Fee Schedule Exhibit I:

Campbell Dynamic Trend Fund

Campbell Advantage Fund

Campbell Managed Futures 10V Fund